NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

Maumee, Ohio, May 4, 2016 The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the first-quarter ended March 31, 2016.

•	Company reports a net loss of $14.7 million for the first quarter or $0.52 per diluted share

•	Rail Group delivers pre-tax earnings of $9.4 million, sustaining utilization levels in softening market and validating strategy of customer and industry diversification

•	Plant Nutrient Group improves pre-tax income to $1.7 million on stronger sales of nutrient and lawn products. Poised for planting season with richer mix of specialty products

•	Ethanol Group performs well, remaining cash positive in margin environment challenged by low oil prices and coupled with seasonally lower first quarter demand

•	Grain Group reports a pre-tax loss of $17.4 million as impact of poor 2015 crop persists; takes action on underperforming assets, selling locations in Northwest Iowa

•	Company announces initiative to reduce ongoing costs by more than $10 million

The Company reported a net loss attributable to The Andersons of $14.7 million, or $0.52 per diluted share, on revenues of $887.9 million for the first quarter of 2016 compared to net income of $4.1 million or $0.14 per diluted share on revenues of $918.2 million in the first quarter of 2015.

“We are understandably disappointed with these results,” said CEO Pat Bowe. “Market conditions in the first quarter prevented our Grain Group from realizing meaningful basis appreciation following last year’s poor harvest in the Eastern Corn Belt. Additionally, our affiliates experienced losses resulting from limited trading opportunities, including compressed margins at both the producer and processor ends of the supply chain and significant reductions in distillers dried grain shipments to China.

“We are aggressively moving forward to deliver improved operating results by addressing costs,” he continued. “We see a stronger outlook for the remainder of the year as nutrient sales are trending favorably and ethanol margins are expected to improve with summer driving demand.
Grain performance will continue to be challenged until the fall harvest which should produce opportunities to return to normal levels of profitability.”

First Quarter Segment Overview

Good start to the year for Rail Group

The Rail Group achieved pre-tax income of $9.4 million compared to $10.3 million in the first quarter of 2015. The Group’s strategy of maintaining a highly diversified portfolio of equipment, leases and customer industries sustained a good level of asset utilization as we started the year.

Results were also supported by growth and improved profitability in the railcar repair business.

Rail Group Results

$ in MM	Q1 ‘16	Q1 ‘15	V PY	FY 2015	FY 2014
Base Lease Income	$4.4	$5.0	($0.6)	$31.5	$13.6
Fleet Utilization Rate	91.5%	91.8%	(0.3%)	92.4%	89.5%
Car Sale Income	$2.4	$4.5	($2.0)	$13.3	$15.8
Rail Services & Other	$2.6	$0.8	$1.8	$5.9	$2.0
Rail Group Pre-Tax Income	$9.4	$10.3	($0.9)	$50.7	$31.4

Equipment utilization rates averaged 91.5 percent in the first quarter compared to 91.8 percent in the first quarter of last year.  Average lease rates were flat compared to the same period of 2015, while costs of sales were slightly higher due to increased depreciation. This generated pre-tax income from base leasing operations of $4.4 million in the first quarter, down slightly from the $5.0 million achieved in the same period last year.

Railcar sales generated $2.4 million of pre-tax income in the first quarter compared to $4.5 million in the first quarter of 2015. The timing of these transactions normally vary quarter to quarter and year to year depending on rail market and financing conditions.

Services and Other pre-tax income for Rail was $2.6 million in the first quarter, up from $789,000 in the same quarter in 2015, led by revenue growth and improved performance in the repair business.

In early March the Company redeemed its stake in Iowa Northern Railway (IANR) after nearly six years of investment in the short line. In 2015 the IANR investment contributed approximately $2.5 million to the full year Group results. The Andersons will continue to have an ongoing relationship with the railway, providing repair services.

2016 is off to a good start despite lower railroad shipping volumes, particularly in the energy sector. Lower traffic, increased velocity and decreased dwell times result in better railcar cycle times for shippers, which negatively affects car demand. While market conditions will raise challenges to asset utilization and renewal rates the Rail Group is well positioned for the slowing rail shipping cycle with currently high utilization rates, even spread of lease renewal activity and a diverse lease customer base.

Plant Nutrient Group anticipating strong planting season

Basic nutrient demand started slowly in the first quarter as farmers held off buying decisions in a falling price environment, limiting early season sales in the Group’s wholesale and farm center locations. Though volumes eventually surpassed the prior year, margins were dampened by high inventory levels in the supply chain.

Adjusted Plant Nutrient Group Results

$ in MM, Tons in 000’s	Q1 ‘16	Q1 ‘15	V PY	FY ‘15	FY ‘14
Basic Nutrients (Tons)	212	179	33	1,234	1,267
Specialty Nutrients (Tons)	119	88	31	398	359
Other (Farm Centers, Lawn, Cob)	129	126	3	603	615
Total volume	460	393	67	2,236	2,242
Plant Nutrient Group Pre-Tax Income	$1.7	$0.4	$1.3	$14.8	$24.5

•	Basic nutrients (NPK) tons were up 18 percent year over year in the first quarter, partially driven by the added basic business from former Nutra-Flo locations.

•
Specialty nutrients tons (low salt starter fertilizers, micro nutrients) were up 35 percent driven by the integration of the acquired Nutra-Flo products into The Andersons manufacturing and distribution network. Nutra-Flo has been successfully integrated into Plant Nutrient’s product lines and manufacturing network.

•	Other products (Lawn, Cob and Farm Center) were up on strong volumes of Lawn products, partially offset by continued weakness in Cob driven by the fall off in domestic oil drilling.

Conditions early in the second quarter have been good across the farm belt with April showing continued strength in basic and specialty nutrients. Assuming favorable weather conditions prevail, the second quarter should yield good results for the Group.

Ethanol Group remains cash positive despite weak industry margins

The Ethanol Group produced 95.0 million gallons in the first quarter compared to 93.5 million gallons in first quarter of 2015. Margins were at or below our five-year lows for comparable weeks for much of the first quarter, returning to levels above the low end of the five-year range as second quarter began.

Key factors affecting first quarter margins included:

•
Higher corn basis in Eastern Corn Belt put pressure on the Group’s performance compared to the broader industry, which has a greater concentration of western facilities where basis was comparatively lower.

•
Industry production held at seasonally high levels through the first quarter despite low industry demand and margins. Industry production slowed as the second quarter began and many players started their spring maintenance cycles.

•	Margin contribution from co-products remained under pressure in the first quarter as softer international demand, particularly in China, weakened distillers dried grain pricing.

The Ethanol Group reported a pre-tax loss of $2.7 million in the first quarter compared to the $5.3 million pre-tax income generated in the same period last year. Prior year results were bolstered by hedge positions initiated in the fall of 2014. Market conditions in the fall of 2015 did not offer similar opportunities to lock in margins. The facilities did selectively run to maximize yield versus volume during weeks of peak industry inventory, and continue to optimize their performance.

The outlook entering the stronger spring and summer driving months, is positive though mixed. U.S. national average gasoline prices are running below five-year lows, supported by high stocks of crude and low oil prices. Demand from higher gasoline consumption should provide some offset to margin pressures from current gasoline prices.

Grain Group continues to feel impact of poor 2015 crop in Eastern Corn Belt

The Grain Group reported a pre-tax loss of $17.4 million compared to pre-tax income of $743,000 in the same quarter of 2015. Although the Group anticipated a difficult first half, some basis appreciation was expected. This did not materialize, negatively impacting profits.

Through the first quarter the market provided little carry or basis appreciation as global supplies and a strong dollar weighed on inventory movement. This resulted in losses in both the base grain business and the grain affiliates. Base grain saw almost no appreciation in basis or spreads, driving $9.7 million of the $12.8 million drop in performance versus the first quarter of 2015.

Adjusted Grain Group Results

$ in MM	Q1 ‘16	Q1 ‘15	V PY	FY 2015	FY 2014
Base Grain	($13.3)	$(0.5)	($12.8)	$0.6	$14.9
Grain Affiliates	($4.1)	$1.2	($5.3)	$13.3	$26.1
Grain Group	($17.4)	$0.7	($18.1)	$13.9	$41.0

The Group’s affiliates were also impacted by the weak basis and spreads which limited space income. Lansing Trade Group (LTG) was negatively impacted by the initiation of anti-dumping and countervailing duties investigation of U.S. distillers dried grains (DDGS) by the Chinese government in January. This, along with weak margins across the supply chain from producers to processors limited margins in trading and drove them to a loss for the quarter.

During the quarter, the Company announced that it signed an agreement to sell eight grain and agronomy assets in western Iowa to MaxYield Cooperative of West Bend, Iowa. While the Company was able to generate improved results in these assets during 2015, it was determined that another party would be a better owner of the assets. The Andersons acquired the grain and agronomy locations as part of a larger transaction with Green Plains Grain Company in 2012. The Tennessee assets acquired during that same transaction will remain a part of The Andersons. The transaction does not involve the Denison ethanol facility nor the recently-acquired Nutra-Flo facilities in Iowa. This transaction closed on May 1, 2016. The sale will result in a small gain in the second quarter.

Negative industry fundamentals persist for commercial grain handlers including high global inventory levels and moderate movement. These will limit opportunities for improvement for the Grain Group in the near term. Many factors do point to opportunities in the fourth quarter and on into 2017. The combination of the high levels of residual inventory in the industry and the recently published planting acreage estimates point to higher space utilization levels during this year’s harvest providing opportunities for the Company to purchase grain at more normal discounts and achieve desired profits from space.

Retail showed incremental improvements

The Retail Group had a pre-tax loss of $2.1 million for the first quarter compared to a $2.2 million pre-tax loss in the same period last year. The seasonality of the Retail Group is such that the first quarter is normally the most difficult and historically generates losses. This year’s first quarter performance improvement was primarily due to the timing of Easter which occurred in March rather than April, partially offset by slow sales in outerwear and snow removal products during the mild Midwest winter.

Corporate

Unallocated Company level expenses for the first quarter of 2016 were $10.9 million compared to $9.4 million in the first quarter of 2015. Corporate expense was higher primarily due to $2.5 million in severance associated with actions taken to reduce cost. The Company strives to maintain a lean organization and will continue work on cost reduction measures commensurate with the current market cycle and economic environment.

The Company has announced an initiative to reduce annual run rate costs by at least $10 million across its business groups and corporate functions during the next two years. Projects include synergies from the IT infrastructure refresh project, flattening the organization, spending cuts and cost reductions in both direct and indirect materials from sourcing projects.

Conference Call

The Company will host a webcast on Thursday, May 5, 2016 at 11:00 A.M. ET, to discuss its performance and provide outlook for 2016. To dial-in to the call, the number is 866-439-8514 or 678-509-7568 (participant passcode is 92115873). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/qvoboc24 Log on.  Click on the phone icon at the bottom of the "webcast window" on the left side of the screen.  Then, you will be provided with the conference call number and passcode.  Click the gear set icon (left of the telephone icon) and select 'Live Phone' to synchronize the presentation with the audio on your phone.  A replay of the call can also be accessed under the heading "Investor" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The

Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share data)	Three months ended March 31,
	2016	2015
Sales and merchandising revenues (a)	$887,879	$918,225
Cost of sales and merchandising revenues (a)	820,124	834,912
Gross profit	67,755	83,313

Operating, administrative and general expenses	79,881	78,604
Interest expense	7,051	6,039
Other income:
Equity in earnings of affiliates, net	(6,977)	3,261
Other income, net	3,246	3,107
Income before income taxes	(22,908)	5,038
Income tax provision	(7,286)	1,093
Net income	(15,622)	3,945
Net income attributable to the noncontrolling interests	(926)	(152)
Net income attributable to The Andersons, Inc.	$(14,696)	$4,097

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$(0.52)	$0.14
Diluted earnings attributable to The Andersons, Inc. common shareholders	$(0.52)	$0.14
Dividends declared	$0.155	$0.14

(a) Revenue and cost of sales in the interim periods of 2015 have been recast to reflect a change in policy related to the classification of gains and losses on derivative contracts as disclosed in the 2015 10-K.

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$46,301	$63,750	$54,461
Restricted cash	718	451	685
Accounts receivable, net	207,740	170,912	209,928
Inventories	703,452	747,399	743,957
Commodity derivative assets - current	61,316	49,826	86,824
Deferred income taxes	—	6,772	12,878
Other current assets	76,575	90,412	65,017
Total current assets	1,096,102	1,129,522	1,173,750

Other assets:
Commodity derivative assets - noncurrent	371	412	243

Other assets, net (b)	186,760	193,689	180,223
Equity method investments	236,083	242,107	222,082
	423,214	436,208	402,548
Railcar assets leased to others, net	337,661	338,111	313,095
Property, plant and equipment, net	462,661	455,260	398,234
Total assets	$2,319,638	$2,359,101	$2,287,627

Liabilities and equity
Current liabilities:
Short-term debt	$274,002	$16,990	$311,660
Trade and other payables	367,338	668,788	370,377
Customer prepayments and deferred revenue	100,384	66,762	130,254
Commodity derivative liabilities – current	33,394	37,387	55,401
Accrued expenses and other current liabilities	65,129	70,324	64,065
Current maturities of long-term debt	54,044	27,786	19,037
Total current liabilities	894,291	888,037	950,794

Other long-term liabilities	27,463	18,176	14,871
Commodity derivative liabilities – noncurrent	874	1,063	2,084
Employee benefit plan obligations	46,151	45,805	59,557
Long-term debt, less current maturities	402,360	436,208	323,258
Deferred income taxes	179,780	186,073	139,145
Total liabilities	1,550,919	1,575,362	1,489,709
Total equity	768,719	783,739	797,918
Total liabilities and equity	$2,319,638	$2,359,101	$2,287,627
(b) For the period ended March 31, 2015 Other assets, net and Property, plant and equipment, net have been recast to reflect the change in accounting policy which reclassified software and accumulated amortization. Additional detail is available in the 2015 10-K.

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended March 31, 2016
Revenues from external customers	$538,814	$114,693	$166,991	$39,609	$27,772	$—	$887,879
Gross profit	16,200	2,336	26,689	14,560	7,970	—	67,755
Equity in earnings of affiliates	(3,767)	(3,210)	—	—	—	—	(6,977)
Other income, net	668	30	795	1,377	89	287	3,246
Income (loss) before income taxes	(17,408)	(3,603)	1,704	9,375	(2,076)	(10,900)	(22,908)
Income (loss) attributable to the noncontrolling interests	(3)	(923)	—	—	—	—	(926)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(17,405)	$(2,680)	$1,704	$9,375	$(2,076)	$(10,900)	$(21,982)
Three months ended March 31, 2015
Revenues from external customers	$558,676	$132,801	$153,951	$44,216	$28,581	$—	$918,225
Gross profit	29,725	6,286	21,966	17,322	8,014	—	83,313
Equity in earnings of affiliates	1,549	1,712	—	—	—	—	3,261
Other income, net	833	42	1,035	839	97	261	3,107
Income (loss) before income taxes	740	5,131	424	10,313	(2,183)	(9,387)	5,038
Income (loss) attributable to the noncontrolling interest	(3)	(149)	—	—	—	—	(152)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$743	$5,280	$424	$10,313	$(2,183)	$(9,387)	$5,190
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).